Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "POSITIVEID CORPORATION", FILED IN THIS OFFICE ON THE EIGHTH DAY OF DECEMBER, A.D. 2014, AT 11:59 O'CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

3414073 8100

141499758

AUTHENTICATION: 1936522

DATE: 12-09-14

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:22 PM 12/08/2014
FILED 11:59 AM 12/08/2014
SRV 141499758 - 3414073 FILE

FIFTH CERTIFICATE OF AMENDMENT
OF
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION,
AS PREVIOUSLY AMENDED,
OF
POSITIVEID CORPORATION

PositiveID Corporation, a corporation organized and existing under and by virtue of the Delaware General Corporation Law, through its duly authorized officer and by authority of its Board of Directors, does hereby certify that:

1. The name of the corporation (hereinafter called the "Corporation") is PositiveID Corporation, formerly known as VeriChip Corporation. The date of filing of the Corporation's original Certificate of Incorporation with the Secretary of State of the State of Delaware was November 29, 2001.

2. The Board of Directors of the Corporation duly adopted resolutions setting forth proposed amendments (the "Certificate of Amendment") to the Second Amended and Restated Certificate of Incorporation, as previously amended (the "Certificate of Incorporation"), declaring said amendments to be advisable and directing that said amendments be submitted to the stockholders of the Corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that the Certificate of Incorporation be amended by changing the first paragraph of Article numbered "IV" so that, as amended, said paragraph shall be and read as follows:

"The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 975,000,000 shares, consisting of 970,000,000 shares of common stock, par value $0.01 per share (the "Common Stock") and 5,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock")."

3. That, the stockholders of the Corporation, in accordance with Section 228 of the General Corporation Law of the State of Delaware, by written consent of the holders of the number of shares of voting stock required to approve the action at a meeting, approved the amendment.

4. The foregoing Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

NOW, THEREFORE, the Corporation has caused this Certificate of Amendment to be signed this 8th day of December, 2014.

POSITIVEID CORPORATION

By: Allison Tomek
Name: Allison Tomek
Title: Secretary